Executive Severance Plan
Senior Vice Presidents and Elected Vice Presidents - Intermec, Inc.

1. Introduction. This policy applies is effective as of February 20, 2007 and applies to Senior Vice Presidents and elected Vice Presidents of Intermec, Inc. Capitalized terms have the meanings set forth in paragraph 8.

2. Obligations of the Company on Termination.

(a) Termination in connection with a Change of Control. Subject to paragraph 4(b), if the Company terminates the Executive’s employment in connection with a Change of Control but not for Cause, death or Disability the Company will

(i)	Pay to the Executive the sum of (x) the Accrued Obligations and (y) the product of one (1) and the Executive’s Annual Base Salary; and

(ii)	Pay to the Executive the product of one (1) and the Applicable Bonus; and

(iii)	Satisfy any obligations it may have to the Executive under the terms and conditions of the Plans.

The Executive will also be entitled to continuation coverage pursuant to IRC Section 4980B, ERISA Section 601-608 and under any other law applicable to the Executive as of the Date of Termination.

(b) Termination other than for Cause, Death or Disability. Subject to paragraph 4(b), if the Company termi-nates the Executive's employment other than in connection with a Change of Control and other than for Cause, death or Disability the Company will:

(i)	Pay to the Executive the sum of (x) the Accrued Obligations and (y) the product of one (1) and the Executive’s Annual Base Salary; and

(ii)	Satisfy any obligations it may have to the Executive under the terms and conditions of the Plans.

The Executive will also be entitled to continuation coverage pursuant to IRC Section 4980B, ERISA Section 601-608 and under any other law applicable to the Executive as of the Date of Termination.

(c) Termination Due To Death. If the Executive's employment is terminated by reason of the Executive's death, the Company will have no obligation to the Executive's legal representatives, estate or beneficiaries, other than (i) payment of the sum of (x) his or her Annual Base Salary through the Date of Termination, and (y) the amount of any compensation previously deferred by the Executive, and (ii) satisfaction of any obligations the Company may have to the Executive’s legal representatives, estate or beneficiaries under the terms and conditions of the Plans.

(d) Termination Due To Disability. If the Executive's employment is terminated by reason of the Executive's Disability, the Company will have no obligation to the Executive or his or her legal representatives, other than (i) payment of the sum of (x) his or her Annual Base Salary through the Date of Termination, and (y) the amount of any compensation previously deferred by the Executive, and (ii) satisfaction of any obligations the Company may have to the Executive or the Executive’s legal representatives under the terms and conditions of the Plans.

(e) Termination For Cause. If the Executive's employment will be terminated for Cause, the Company will have no obligation to the Executive, other than (i) payment of the sum of (x) his or her Annual Base Salary through the Date of Termination, and (y) the amount of any compensation previously deferred by the Executive, and (ii) satisfaction of any obligations the Company may have to the Executive under the terms and conditions of the Plans.

3. Conditional Cap On Payments.

(a) Subject to paragraph 3(b), if it is determined that any payment or distribution in the nature of Section 280G Compensation by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Severance Plan or otherwise (a "Payment"), would constitute an Excess Parachute Payment and, but for this paragraph 3, would be subject to Excise Tax, then such Payments will be reduced to the Reduced Amount. Unless the Executive elects another reduction method by giving written notice thereof to the Company prior to the Date of Termination, the Company will reduce the Payments to the Reduced Amount by first reducing Payments that are not payable in cash and then by reducing cash Payments. Only amounts payable under this Severance Plan that are Section 280G Compensation and are contingent on a Section 280G Change of Control will be reduced pursuant to this paragraph 3(a) but only if, by reason of such reduction, the net after-tax benefit to the Executive exceeds the net after-tax benefit which would be received by the Executive if no such reduction was made. For the purposes of this paragraph 3, the term “net after-tax benefit” means (i) the total Payments the Executive receives or is entitled to receive that would constitute Parachute Payments less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the total Payments calculated at the highest marginal income tax rate for each year in which the Payments will be paid to the Executive (based on the rate in effect for such year as set forth in the IRC as in effect at the time of the first Payment), less (iii) the Excise Taxes imposed by IRC Section 4999 with respect to the Payments.

(b) All determinations required to be made under this paragraph 3 and the assumptions to be utilized in arriving at such determination, will be made by the Accounting Firm which will provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company that there has been a Payment, or at such earlier time as the Company may request. All fees and expenses of the Accounting Firm will be borne solely by the Company. Subject to paragraph 3(c), the Accounting Firm’s determination will be conclusive and binding upon the Company and the Executive.

(c) If the IRS determines that Executive is liable for Excise Tax as a result of receipt of a Payment, Executive will be obligated to pay to the Company the smallest such amount, if any, as is required to be paid to the Company so that the Executive’s net proceeds with respect to any Payments (after taking the payment of the Excise Tax on such Payments) is maximized (the “Repayment Amount”); provided, however, that the Repayment Amount will be zero if a Repayment Amount greater than zero would not eliminate the Excise Tax imposed on such Payment. If the Repayment Amount is greater than zero, the Executive will pay that amount within 30 days of the date that the Executive enters into a binding agreement with the IRS as to the amount of the Executive’s Excise Tax liability or within 30 days of receiving a final determination by the IRS or a court of competent jurisdiction requiring the Executive to pay the Excise Tax with respect to a Payment from which no appeal is available or is timely taken. If the Excise Tax is not eliminated through the payment of the Repayment Amount, the Executive will pay the Excise Tax.

4. Timing of Payments Due To Executive; Taxes.

(a) Subject to paragraph 4(b) of this Severance Plan, payments to be made by the Company to the Executive or his or her legal representative, estate or beneficiary will be made not later than 30 days after the Date of Termination plus any applicable notice period required by law. All other payments to be made by the Company (if any) to the Executive or his or her legal representative, estate or beneficiary will be made at the time and in the manner specified in the applicable Plan.

(b) Notwithstanding anything to the contrary in this Severance Plan, any cash payments (other than Annual Bonus payments) due to the Executive under this Severance Plan on or within the 6-month period following the Executive’s termination will accrue during such 6-month period and will become payable in a lump sum cash payment on the date 6 months and 1 business day following the Date of Termination, provided, however, that such payments will be made earlier (at the times and in the manner specified in paragraph 4(a) if the Executive advises the Company in writing that, after consulting with his or her legal and tax advisers, the Executive has determined that such earlier payment will not result in the imposition of the tax described in IRC Section 409A. In addition, this Severance Plan will be deemed amended to the extent necessary to avoid imposition of any tax or income recognition under IRC Section 409A prior to actual payment.

(c) If, for any reason, the taxes described in IRC Section 409A are imposed with respect to payments due to the Executive or his or her legal representative, estate or beneficiaries, the Executive and his or her legal representative, estate and beneficiary are solely responsible for payment of such taxes and any interest or penalties related thereto. All federal, state, local and foreign taxes are the sole responsibility of the Executive and his or her legal representative, estate or beneficiaries.

(d) The Company may withhold from any amounts payable under this Severance Plan such federal, state, local or foreign taxes as are required to be withheld pursuant to applicable laws and regulations.

5. No Double Benefits, Offsets or Mitigation.

(a) If, in addition to this Severance Plan, another Severance Plan or an agreement requires the Company to make payments to the Executive as a result of the Company’s termination of the Executive’s employment, the Executive will receive the benefits of this Severance Plan if and only the Executive waives in writing all rights to the benefits of such other Severance Plans or agreements. In the absence of such a waiver, the Company shall have the right to offset the benefits of such other Severance Plans or agreements against the benefits of this Severance Plan and vice versa.

(b) Except as provided in Section 5(a), the Company's obligation to make the payments or perform the obligations specified in this Severance Plan will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Executive or others.

(c) In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of any Plan and such amounts will not be reduced whether or not the Executive obtains other employment.

6. Amendment or Termination of Severance Plan.

(a) Subject to paragraph 6(b), the Company may amend or terminate this Severance Plan at any time prior to the Date of Termination, in which case the Execu-tive will have no further rights under this Severance Plan.

(b) During the one-year period following a Change of Control, the Company and its Successors may not amend or terminate the Plan with respect to any Executive employed by the Company on the Change of Control Date.

7. Successors.

(a) The Company will require any Successor to expressly assume and agree to perform this Severance Plan in the same manner and to the same extent that the Company would be required to perform it if no Change of Control had occurred.

(b) This Plan will inure to the benefit of and be binding upon the Company, its Successors and assigns and upon the Executive and his or her legal representatives, estate and beneficiaries.

8. Definitions.

8.1 “Accounting Firm” means the independent certified public accounting firm serving the Company immediately prior to the Date of Termination.

8.2 “Accrued Obligations” means the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Applicable Bonus, and (y) a fraction, the numerator of which is the number of days in the Company’s current fiscal year through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any awards under the Management Incentive Compensation Plan or any comparable or successor plan and any accrued vacation pay, in each case to the extent not theretofore paid.

8.3 “Annual Base Salary” means the Executive’s annual base salary as of the Date of Termination.

8.4 “Applicable Bonus” means the Target Annual Bonus for the Company fiscal year which includes the Date of Termination.

8.5 “Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

8.6 “Cause” means (i) the failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materi-ally and demonstrably injurious to the Company.

8.7 “Change of Control” means:

(a) An acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (the “Exchange Act”) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 % or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 8.7; or

(b) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) The consummation of a Business Combination; excluding, however, such a Business Combination pursuant to which (i) all or sub-stantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) The consummation of a complete liquidation or dissolution of the Company.

8.8 “Change of Control Date” means the effective date of a Change of Control.

8.9 “Company” means Intermec, Inc. and/or Intermec Technologies Corporation.

8.10 “Control” means (i) beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of 30% or more of a Person’s then outstanding voting equity generally entitled to vote in the election of directors (or other participants of the managing authority) or (ii) acquisition of actual control of the operations of a Person whether by means of contract or otherwise or (iii) acquisition of control of a Person through a merger or consolidation or (iv) acquisition of all or substantially all of a Person’s assets.

8.11 “Date of Termination” means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be; provided, however, that, when the event of termination occurs in the fourth calendar quarter of the year, the Date of Termination is January 1 of the following year.

  8.12 “Disability” means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

8.13 “ERISA Sections 601-608” means Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended.

8.14 “Excess Parachute Payment” means an excess parachute payment within the meaning of IRC Section 280G.

8.15 “Executive” means a Senior Vice President or elected Vice President of the Company or Intermec Technologies Corporation.

8.16 “Excise Tax” means the excise tax imposed by IRC Section 4999.

8.17 “Fringe Benefit Plan” means any plan, practice, program or policy maintained by the Company with respect to fringe benefits.

8.18 “Incentive Compensation Plan means incentive plans, practices, policies and programs (including stock option or similar incentive plans) maintained by the Company, including, without limitation, the Management Incentive Compensation Plan.

8.19 “IRC” means the Internal Revenue Code of 1986 as amended.

8.20 “IRC Section 409A” means Section 409A of the IRC.

8.21 “IRC Section 4980B” means Section 4980B of the IRC.

8.22 “IRS” means the U.S. Internal Revenue Service.

8.23 “Management Incentive Compensation Plan” means the Intermec, Inc. Management Incentive Compensation Plan (effective for the Company’s 1999 fiscal year and thereafter) and any predecessor or successor plans which provide for the grant of annual cash bonuses or other short-term cash incentives during the Company’s last three fiscal years prior to the Date of Termination.

8.24 “net after-tax benefit” has the meaning set forth in paragraph 3(a) of this Severance Plan.

8.25 “Parachute Payment” means “parachute payment” within the meaning of IRC Section 280G.

8.26 “Payment” has the meaning set forth in paragraph 3(a) of this Severance Plan.

8.27 “Person” has the meaning set forth in paragraph 8.7(a) of this Severance Plan.

8.28 “Plan” means Fringe Benefit Plan, Incentive Compensation Plan, Retirement Plan, Savings Plan, Severance Plan, Vacation Plan and/or Welfare Benefit Plan.

8.29 “Repayment Amount” has the meaning set forth in paragraph 3(c) of this Severance Plan.

8.30 “Reduced Amount” means an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to Excise Tax.

8.31 “Retirement Plan” means any qualified or non-qualified defined benefit retirement plan maintained by the Company, including but not limited to, the Intermec, Inc. Pension Plan, the Intermec, Inc. Supplemental Executive Retirement Plan and the Intermec, Inc. Restoration Plan.

8.32 “Savings Plan” means any qualified or non-qualified savings plan, practice, program or policy maintained by the Company, including, but not limited to, the Intermec, Inc. Financial Security and Savings Program.

8.33 “Section 280G Change of Control” means a change of control within the meaning of IRC Section 280G.

8.34 “Section 280G Compensation” means compensation within the meaning of IRC Section 280G.

8.35 “Severance Plan” means any plan, practice, program or policy under which the Company provides benefits to employees following the Company’s termination of their employment with the Company.

8.36 “Successor” means a Person that acquires Control of the Company.

8.37 “Target Bonus” means the target annual cash bonus applicable to the Executive under the Intermec, Inc. Management Incentive Compensation Plan (effective for the Company’s 1999 fiscal year and thereafter) and any predecessor or successor plans which provide for the grant of annual cash bonuses or other short-term cash incentive awards.

8.38 “Vacation Plan” means any plan, practice, program or policy maintained by the Company with respect to employee vacations.

8.39 “Welfare Benefit Plan” means any welfare benefit plan, practice, program or policy provided by the Company to its employees, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans).